Ventana Reports Fourth Quarter Results

TUCSON, AZ -- 02/10/2006 -- Ventana Medical Systems, Inc. (NASDAQ: VMSI) today reported sales of $54.3 million for the quarter ending December 31, 2005, a 13% increase over the fourth quarter of 2004. The Company reported GAAP net income for the fourth quarter of $10.6 million, or $0.29 per diluted share, compared with GAAP net income of $8.6 million, or $0.24 per share, in the fourth quarter of 2004.

"Reagents and other revenues grew 19% versus last year's fourth quarter, while instrument revenue decreased by 9% in the quarter versus last year," commented Christopher Gleeson, Ventana's President and Chief Executive Officer. "We expected that fourth quarter revenue comparisons would be tough given the strength of the U.S. Dollar compared to last year, but we continue to see strong demand for our BenchMark® XT and LT systems with record overall placements for the Company in the quarter."

Gross margin was 74.6% in the quarter versus 76.3% in the fourth quarter of 2004 primarily due to foreign currency weakness and lower instrument volumes in the Company's high margin Drug Discovery business. R&D investment was $6.3 million in the quarter, up 15% versus fourth quarter 2004. This increase was driven primarily by our new platform development activities, reagent chemistry application initiatives and workflow management programs for the histology market.

The Company had a net increase in cash and investments in the quarter of $3.9 million including the repurchase of 164 thousand shares for approximately $5.8 million.

FULL YEAR 2005

Net sales for the twelve months ended December 31, 2005, increased 20% to $199.1 million from $166.1 million in 2004. GAAP net income for the year ended December 31, 2005, was $25.5 million, or $0.69 per diluted share, compared to $21.3 million, or $0.59 per diluted share, for the twelve months ending December 31, 2004. Non-GAAP net income for 2005 was $28.8 million, or $0.78 per diluted share compared with non-GAAP net income of $22.4 million and $0.62 per diluted share in 2004. The non-GAAP numbers for 2005 exclude the $5.0 million pre-tax ($3.3 million tax-effected, or $0.09 per diluted share) non-cash charge taken last quarter to record a potential liability associated with the on-going litigation with Cytologix. In the third quarter 2004, the Company recorded non-cash special charges of $1.8 million ($1.1 million tax-effected, or $0.03 per diluted share) to write-off the value of certain imaging technology-related intangibles and other assets in connection with the TriPath Imaging supply agreement.

For the year, cash and investments decreased $1.9 million driven by the repurchase of 965 thousand shares for approximately $36.3 million over the twelve-month period ending December 31, 2005.

"2005 was a productive year for Ventana," Gleeson further commented. "We placed over 700 advanced staining systems and launched our Ventana Image Analysis System with the relevant FDA clearances for our breast panel tests. In addition, we are delighted with the progress we've made in the development of our new Symphony primary staining system. The performance of the system exceeds our expectations in terms of slide quality and we remain right on track to launch the system in the second quarter of 2006 with beta systems shipping in the next three weeks. On the reagent side, we have successfully developed a number of key rabbit monoclonal antibodies, expanded our molecular probe and related product capabilities, and launched ultraView™, an innovative detection technology for highly sensitive immunohistochemistry applications. Additionally, our development teams have been working on new software connectivity solutions to interface our systems and improve laboratory workflow and patient sample integrity."

CALENDAR YEAR 2006 and 2007 OUTLOOK

The Company expects 2006 revenues to grow approximately 20% to between $236.0 million and $238.0 million and diluted earnings per share to be approximately $0.95 before considering any changes in accounting for stock-based compensation. The anticipated earnings number is below the current range of published estimates, but consistent with management's decision to accelerate investment in R&D and Commercial Operations to jump start certain product development and technology programs while strengthening the global sales and support organizations.

For 2007 the Company expects revenue growth of at least 25% and operating income between 23% and 25% of revenues.

USE OF NON-GAAP FINANCIAL MEASURES

Ventana's management believes that non-GAAP measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our core business operating results. Ventana believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Ventana's performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results. The non-GAAP information excludes items such as special charges, which may have a material effect on our net income (loss) and net income (loss) per share calculated in accordance with GAAP. We exclude these charges and the related tax benefit from these charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations. We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

CONFERENCE CALL

Ventana will hold a conference call to discuss fourth-quarter 2005 results and the outlook for the full year at 10:00 a.m. Eastern on Friday, February 10, 2006. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

Ventana develops, manufactures, and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include our expected revenue growth and profitability for 2006 and 2007. These forward-looking statements are subject to numerous risks and uncertainties, and actual results may vary materially. We may not achieve anticipated future operating results, and product development activities may not be as successful as we expect in terms of the timing of product availability to the market or customer rates of adoption. Other risks and uncertainties include risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions, and those other risks and uncertainties contained in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. Past performance is not indicative of future results. We cannot guarantee any future operating results, activity, performance, or achievement.

Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com.

                       VENTANA MEDICAL SYSTEMS, INC.
         Reconcilation of GAAP Informatioin to Non-GAAP Information
                  (in thousands, except per share amounts)
                               (Unaudited)

                                  Three Months Ended   Twelve Months Ended
                                   December 31, 2005     December 31, 2005
                                  ----------------------------------------
                                    2005       2004       2005       2004
                                  -------    -------    -------    -------

GAAP net income                   $10,583    $ 8,629    $25,488    $21,289

Special charges, net of tax
(1) Cytologix litigation
    accrual                             -          -      3,275          -
(2) Tri-path intangible
    write-off                           -          -          -      1,409
                                  -------    -------    -------    -------

Non-GAAP net income               $10,583    $ 8,629    $28,763    $22,698

Diluted GAAP net income per
 share                            $  0.29    $  0.24    $  0.69    $  0.59
                                  -------    -------    -------    -------
Diluted Non-GAAP net income
 per share                        $  0.29    $  0.24    $  0.78    $  0.63
                                  -------    -------    -------    -------
Diluted shares used in
 calculation                       36,359    36,254      36,761     35,908
                                  =======    =======    =======    =======
(1) On September 22, 2005 the Company announced that it expected to record a pre-tax charge of approximately $5.0 million, or $0.09 per share in the third-quarter of 2005 for potential damage liabilities associated with the Court of Appeal for the Federal Circuit’s decision to uphold a lower court’s 2003 finding of infringement by Ventana’s previous generation BenchMark® and Discovery® systems of certain of the claims of Cytologix’ U.S. Patent Nos. 6,180,061 and 6,183,693. The case is expected to return to District Court for scheduling of further proceedings on the issues of patent damages and anti-trust related claims. At the present time, Cytologix’ U.S. Patent Nos. 6,180,061 and 6,183,693 are under re-examination by the U.S. Patent & Trademark Office.

(2) On September 16, 2004 the Company announced that it had signed a five-year global supply agreement with TriPath Imaging Inc. (NASDAQ: TPTH). Under the agreement, Ventana obtained exclusive rights to sell and distribute worldwide a Ventana-branded version of TriPath Imaging's interactive histology imaging system that will be optimized for both Ventana and TriPath Imaging assays. Ventana recorded a special charge of approximately $1.8 million, or $0.04 per share, in the third quarter relating to the impairment of certain intangible and fixed assets associated with the Company's previous transaction with Molecular Diagnostics, Inc.

                  VENTANA MEDICAL SYSTEMS, INC.
                  Consolidated Balance Sheets
            (in thousands, except per share data)
                         (Unaudited)
                                                           December 31,

                                                        2005        2004
                                                      --------    --------
                           ASSETS
Current assets:
  Cash and cash equivalents                           $ 17,519    $ 33,354
  Short-term investments                                27,892      20,149
  Trade accounts receivable, net                        38,170      33,292
  Inventories, net                                      12,888      10,877
  Deferred tax assets                                    7,969       6,544
  Prepaids and other current assets                      2,412       2,188
                                                      --------    --------
    Total current assets                               106,850     106,404
Property and equipment, net                             54,195      47,679
Deferred tax assets, net of current portion             13,056      11,329
Long-term investments                                    6,209           -
Goodwill                                                 2,804       2,804
Intangible assets, net                                   8,779       7,097
Capitalized software development costs, net              2,741       2,249
Other assets                                             1,898       2,586
                                                      --------    --------
    Total assets                                      $196,532    $180,148
                                                      ========    ========

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                    $ 10,660    $ 10,418
  Other current liabilities                             30,954      25,849
                                                      --------    --------
    Total current liabilities                           41,614      36,267
Long-term debt                                           1,996       2,182
Other long-term liabilites                                 618         549
Commitments and Contingencies
Stockholders' equity
  Common stock-$.001 par value; 50,000 shares
   authorized, 36,226 and 35,100 shares issued and
   outstanding at December 31, 2005 and 2004,
   respectively                                             36          35
  Additional paid-in-capital                           199,580     176,211
  Deferred stock-based compensation                       (382)          -
  Accumulated income (deficit)                          11,628     (13,860)
  Accumulated other comprehensive (loss) income           (783)         40
  Treasury stock-2,140 and 1,189 shares, at cost,
   at December 31, 2005 and 2004, respectively         (57,775)    (21,276)
                                                      --------    --------
    Total stockholders' equity                         152,304     141,150
                                                      --------    --------
    Total liabilities and stockholders' equity        $196,532    $180,148
                                                      ========    ========

                       VENTANA MEDICAL SYSTEMS, INC.
              Condensed Consolidated Statements of Operations
                   (in thousands except per share data)
                               (Unaudited)

                                 Three Months Ended    Twelve Months Ended
                                      December 31,         December 31,
                                    2005      2004        2005      2004
                                  -------    -------    -------    -------
Sales:
  Reagents and other              $45,115    $37,925   $169,739   $137,124
  Instruments                      9,139      10,049     29,393     28,978
                                  -------    -------    -------    -------
    Total net sales                54,254     47,974    199,132    166,102
Cost of goods sold                 13,807     11,347     49,832     41,297
                                  -------    -------    -------    -------
Gross profit                       40,447     36,627    149,300    124,805
Operating expenses:
  Research and development          6,345      5,501     25,657     21,242
  Selling, general and
   administrative                  18,598     20,118     79,491     74,306
  Amortization of intangible
   assets                             590        402      2,121      1,326
  Special charges                       -          -      5,000      1,758
                                  -------    -------    -------    -------
Income from operations             14,914     10,606     37,031     26,173
Interest and other income
 (expense)                            301       (256)       961        (45)
                                  -------    -------    -------    -------
Income before taxes                15,215     10,350     37,992     26,128
Provision for income taxes          4,632      1,721     12,504      4,839
                                  -------    -------    -------    -------
Net income                        $10,583    $ 8,629    $25,488    $21,289
                                  =======    =======    =======    =======
Net income per common share:
    —Basic                        $  0.31    $  0.26    $  0.74    $  0.63
                                  =======    =======    =======    =======
    —Diluted                      $  0.29    $  0.24    $  0.69    $  0.59
                                  =======    =======    =======    =======
Shares used in computing net
 income per common share:
    —Basic                         34,060     33,812     34,349     33,610
                                  =======    =======    =======    =======
    —Diluted                       36,359     36,254     36,761     35,908
                                  =======    =======    =======    =======

                VENTANA MEDICAL SYSTEMS, INC.
            Consolidated Statements of Cash Flows
                      (in thousands)
                        (Unaudited)
                                                           Years Ended
                                                           December 31,
                                                        2005        2004
                                                      --------    --------
Operating activities:
Net income                                            $ 25,488    $ 21,289
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                         13,676       8,492
  Non-cash litigation, intangibles and property and
   equipment charges                                     5,000       1,758
  Deferred income tax benefit                           (3,125)     (8,909)
  Tax benefit from exercise of stock options             9,064      10,430
  Amortization of deferred compensation                     59           -
Changes in operating assets and liabilities:
  Accounts receivable                                   (4,878)     (5,894)
  Inventories                                           (2,011)       (394)
  Other assets                                            (955)     (1,878)
  Accounts payable                                        (108)       (413)
  Other liabilities                                        174       9,903
                                                      --------    --------
    Net cash provided by operating activities           42,384      34,384
Investing activities:
Purchase of property and equipment                     (18,071)    (12,896)
Purchases and expenditures related to intangible
 assets                                                 (3,453)     (4,598)
Purchases of investments                               (59,712)    (23,647)
Proceeds from sale of investments                       46,635      23,339
                                                      --------    --------
    Net cash used in investing activities              (34,601)    (17,802)
Financing activities:
Issuance of common stock                                13,657      10,664
Purchases of common stock for treasury                 (36,290)    (13,820)
Repayments of debt                                        (215)       (207)
                                                      --------    --------
    Net cash used in financing activities              (22,848)     (3,363)
Effect of exchange rate changes on cash and cash
 equivalents                                              (770)        424
                                                      --------    --------
Net increase in cash and cash equivalents              (15,835)     13,643
Cash and cash equivalents, beginning of year            33,354      19,711
                                                      --------    --------
Cash and cash equivalents, end of year                $ 17,519    $ 33,354
                                                      ========    ========

Contact:

Christopher M. Gleeson
President and CEO
(520) 229-3787

Nick Malden
Chief Financial Officer
(520) 229-3857

VENTANA MEDICAL SYSTEMS, INC.
1910 E. Innovation Park Drive
Tucson, Arizona 85755
(520) 887-2155